EXHIBIT 10.6

[The following is a free translation of a French language Protocole D’Accord and such translation is for information purposes only, with no binding or other effect. Only such French language document governs the matters described herein.]

PROTOCOL OF AGREEMENT

AMONG THE UNDERSIGNED:

TOTAL S.A., a société anonyme with share capital of 6,491,182,360 euros, registered with the Registre du Commerce et des Sociétés of Nanterre under number 542 051 180, having its headquarters at 2, place de la Coupole, La Défense, 92400 Courbevoie, and represented by Mr. Thierry Desmarest, in his capacity as Chairman and Chief Executive Officer,

(hereafter “TOTAL”),

ELF AQUITAINE, a société anonyme with share capital of 2,230,762,888 euros, registered with the Registre du Commerce et des Sociétés of Nanterre under number 552 120 784, having its headquarters at 2, place de la Coupole, La Défense, 92400 Courbevoie, and represented by Mr. Thierry Desmarest, in his capacity as Chairman and Chief Executive Officer,

(hereafter “ELF AQUITAINE”),

VALORISATION ET GESTION FINANCIERE, a société par actions simplifiée with share capital of 229,000 euros, registered with the Registre du Commerce et des Sociétés of Nanterre under number 338 836 348, having its headquarters at 2, place de la Coupole, La Défense, 92400 Courbevoie, and represented by Mr. Robert Castaigne, duly authorized to execute the present protocol of agreement,

(hereafter “Valorisation et Gestion Financière”)

(TOTAL, ELF AQUITAINE and VALORISATION ET GESTION FINANCIERE, hereafter referred to together as “GROUPE TOTAL”),

ON ONE HAND,

AND:

L’OREAL, a société anonyme with a share capital of 135,212,432 euros, registered with the Registre du Commerce et des Sociétés of Paris under number 632 012 100, having its headquarters at 14, rue Royale, 75008 Paris, and represented by Mr. Lindsay Owen-Jones, in his capacity as Chairman and Chief Executive Officer

(hereafter “L’OREAL”),

ON THE OTHER HAND,

(hereafter individually referred to as a “Party” and collectively referred to as the “Parties”)

AFTER HAVING FIRST SET FORTH THE FOLLOWING:

ELF AQUITAINE, VALORISATION ET GESTION FINANCIÈRE and L’OREAL entered into a Shareholders’ Agreement on April 9, 1999 (the “Shareholders’ Agreement”), the object of which is to organize their relations as shareholders of Sanofi-Synthélabo, a société anonyme with a share capital of 1,465,696,144 euros, having its headquarters at 174, avenue de France, 75013 Paris, registered with the Registre du Commerce et des Sociétés of Paris under number 395 030 844 (the “Company”), and pursuant to the terms of which they expressly set forth their intention to act in concert within the meaning of article L. 233-11 of the French Code de commerce. By amendment thereto, dated November 24, 2003, TOTAL adhered to the Shareholders’ Agreement.

By amendment dated January 25, 2004, the Parties declared themselves in favor of the public tender offer initiated by the Company with respect to the company Aventis (the “Initial Offer”) and waived their rights pursuant to the stipulations set forth in Annex 2 to the Shareholders’ Agreement.

The Company’s Board of Directors was convened on April 24, 2004 in order to come to a decision as to the proposed revision of the Initial Offer which the Company contemplates initiating with respect to Aventis on the terms and conditions set forth in the draft note d’information complémentaire and Prospectus Supplement to be filed respectively with the French and U.S. market regulators and copies of which are attached hereto in Annex (the “Proposed Improved Offer”). Accordingly, the Parties discussed the Proposed Improved Offer pursuant to article 6 of the Shareholders’ Agreement.

Upon their discussion, the Parties noted that the principal offer of the Proposed Improved Offer allows Aventis’ shareholders to exchange their shares at a ratio of 0.8333 new shares of the Company and 20 euros in cash for one Aventis share (coupon attached) and that such principal offer is supplemented by an ancillary public exchange offer and an ancillary public cash tender offer up to that number of Aventis shares such that the consideration offered for Aventis shares tendered or exchanged pursuant to such ancillary offers shall not be more than 71% in shares nor more than 29% in cash. The Parties further noted that the Proposed Improved Offer would not entail any dilution of their respective holdings in the share capital of the Company beyond that entailed by the Initial Offer.

Accordingly the Parties determined among themselves to enter into this protocol of agreement with the object of establishing their common position in favor of the Proposed Improved Offer (this “Agreement”), it being understood that capitalized terms used but not defined herein shall have the meaning ascribed thereto in the Shareholders’ Agreement.

IT HAS BEEN AGREED AS FOLLOWS:

ARTICLE 1 – PARTIES’ UNANIMOUS AGREEMENT IN FAVOR OF THE PROPOSED IMPROVED OFFER

1.1	After discussion, the Parties declare themselves unanimously in favor of the Proposed Improved Offer on the terms and conditions as brought to their knowledge.

1.2	As a result of their agreement in favor of the Proposed Improved Offer and solely with a view to the completion thereof:

(a)	the Parties waive their right to effect the procedure set forth in Annex 2 to the Shareholders’ Agreement;

(b)	each Party waives its right against each other Party pursuant to the stipulations set forth in Annex 2 to the Shareholders’ Agreement; and

(c)	each of the Parties undertakes not to invoke the consequences of the completion of the Proposed Improved Offer on such Party’s accounting treatment of its participation in the Company to oppose the Proposed Improved Offer or to request an amendment to the terms or conditions thereof.

ARTICLE 2 – CONFIDENTIALITY

The Parties undertake to maintain strictly confidential the existence and contents of the Proposed Improved Offer and of the Agreement until the Company has made the Proposed Improved Offer public.

ARTICLE 3 – TERMINATION OF THIS AGREEMENT

This Agreement shall be terminated automatically and without further action in case of termination of or upon term of the Shareholders’ Agreement.

ARTICLE 4 – GOVERNING LAW AND JURISDICTION

4.1	This Agreement is governed by the laws of France.

4.2	Any dispute arising from the validity of this Agreement, its interpretation and/or implementation shall be settled definitely by way of arbitration according to the provisions set forth in article 16 of the Shareholders’ Agreement.

Entered into in Paris, April 24, 2004

In four (4) original copies,

/s/ Thierry Desmarest	/s/ Lindsay Owen-Jones

TOTAL	L’OREAL
Thierry Desmarest	Lindsay Owen-Jones

/s/ Thierry Desmarest	/s/ Robert Castaigne

ELF AQUITAINE	VALORISATION ET GESTION FINANCIERE
Thierry Desmarest	Robert Castaigne, duly authorized